Exhibit 99.1

CMS ENERGY SUBSIDIARIES REACH AGREEMENTS TO SELL
GASATACAMA OF CHILE AND JAMAICA PRIVATE POWER COMPANY LIMITED FOR A COMBINED $94 MILLION

JACKSON, Mich., June 1, 2007 – CMS Energy subsidiaries have entered into an agreement to sell their interests in GasAtacama of Chile and a separate agreement to sell their interests in Jamaica Private Power Company Limited (JPPC) to Ashmore Energy International (AEI) for a combined $94 million. AEI is an owner and operator of essential energy infrastructure assets in emerging markets worldwide.

CMS International Ventures LLC and other subsidiaries of CMS Energy entered into an agreement to sell CMS Energy’s interests in the GasAtacama business. The sale of these interests in GasAtacama is expected to close in the third quarter.

GasAtacama transports natural gas to northern Chile from Argentina, and owns and operates gas pipelines as well as a 780 megawatt combined-cycle, gas-fired power generation facility that is located in Chile. CMS Energy and Endesa of Chile built the GasAtacama project and placed it in service in 1999.

Separately, other subsidiaries of CMS Energy entered into an agreement with AEI to sell CMS Energy’s interests in JPPC and an associated company. The sale of interests in JPPC is expected to close by year-end 2007. JPPC operates a 63 megawatt, diesel-fueled power plant located in Rockfort, Kingston, Jamaica. The facility began commercial operation in 1997.

The sales of both GasAtacama of Chile and JPPC are subject to certain third party consents and/or waivers.

“These agreements continue the excellent progress our Company has made on the sale of our international assets,” said David W. Joos, Chief Executive Officer for CMS Energy.

Proceeds from both sales will be used to reduce debt at CMS Energy and invest in CMS Energy’s Michigan utility, Consumers Energy.

JP Morgan Securities, Inc. served as financial advisor to CMS Energy for the transaction.

CMS Energy is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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This news release contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “Forward-Looking Statements and Risk Factors” found in the Management Discussion and Analysis sections of CMS Energy’s Form 10-K and Consumers’ Form 10-K for the Year Ended December 31, 2006 and as updated in CMS Energy’s and Consumers’ Forms 10-Q for the Quarter Ended March 31, 2007 (CMS Energy’s and Consumers Energy’s “Forward-Looking Statements and Risk Factors” sections are both incorporated herein by reference), that discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.

For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts: Dan Bishop, 517/788-2395 or Jeff Holyfield, 517/788-2394

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590